Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the inclusion of our fairness opinion as Annex D to the Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 relating to the proposed merger of Capital Bank of New Jersey with and into OceanFirst Financial Corp. and to the references to such opinion and our firm’s name in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

December 13, 2018